Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Fourth Quarter and Year-End 2007, Outlines Business Plan and Provides Per Share FFO Guidance for 2008

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the quarter and the twelve months ended December 31, 2007.

Funds from Operations (FFO) for the fourth quarter decreased 2.1% to $13.7 million, compared to $14.0 million for the three months ended December 31, 2006. On a diluted per share basis the decrease was 1.5% to $0.64 per share, compared with $0.65 per share, in 2006.

FFO for the twelve months increased 0.7% to $55.0 million compared with $54.6 million for the twelve months ended December 31, 2006. On a diluted per share basis the increase was 0.8% to $2.56 compared with $2.54 in 2006.

During the fourth quarter, the Company recognized a non-recurring charge as a result of an arbitration award in favor of a third-party relating to an alleged breach by the Company of a property management agreement. This non-recurring charge, after tax, negatively impacted FFO by $1.2 million. Had the Company not recognized the charge, FFO for the quarter would have increased 6.4% to $14.9 million, and on a diluted per share basis the increase for the quarter would have been 7.7% to $0.70. For the full year, FFO would have increased 2.9% to $56.2 million. On a diluted per share basis the increase would have been 3.1% to $2.62.

Income from continuing operations for the quarter was $0.5 million compared to $20.8 million for the three months ended December 31, 2006. On a diluted per share basis, loss from continuing operations was $(0.06) per share compared to income from continuing operations of $1.09 per share in 2006. The decrease in income from continuing operations on a diluted per share basis is primarily attributable to the gain on the sale of assets in the fourth quarter of 2006 as well as the arbitration award mentioned above.

Income from continuing operations for the twelve months was $38.7 million compared to income from continuing operations of $34.3 million for the twelve months ended December 31, 2006. On a diluted per share basis, income from continuing operations was $1.91 per share compared to $1.65 per share in 2006.

Operating Portfolio Highlights

As of December 31, 2007, the Company owned interests in 89 retail shopping centers totaling approximately 20.0 million square feet consisting of 52 core operating properties, 25 properties held through joint ventures and 12 properties currently under redevelopment, which consist of both operating properties and joint venture assets.

At year-end the Company posted the following positive statistics for its operating property portfolio:

	As of December 31, 2007	As of December 31, 2006	Percentage (%) Increase
Operating Properties Occupancy, excluding redevelopment	94.7%	94.2%	0.5%
Same Center NOI	$75.5 million	$71.4 million	5.7%
Average Rent Per SF	$10.61	$10.09	5.2%
Expense Recovery Ratio	98.4%	95.2%	3.4%

“We posted strong operating statistics for the fourth quarter and full-year 2007,” said Dennis Gershenson, President and Chief Executive Officer. “We acknowledge that 2007 was a difficult year for most REIT stocks. We believe, however, that this weakness is not a reflection of the stability of retail REIT assets and our portfolio of properties in particular as we continue to capitalize on both organic and external growth opportunities. In this press release, and in detail in our supplement, we have outlined our business plan for 2008 and beyond, which will demonstrate the overall strength of our shopping centers as well as our commitment to adding value to our portfolio to generate long-term shareholder value, while maintaining an attractive and secure dividend.”

Redevelopment Pipeline

As part of the third quarter conference call, the Company announced an extensive value-added redevelopment pipeline that at year-end included 11 active projects, excluding The Town Center at Aquia. A majority of these improvements involve the addition or expansion of an anchor tenant. While the planned redevelopments will be accretive upon completion, a majority of the projects will require taking some retail space off-line to accommodate the new/expanded tenancies. These measures will result in the loss of minimum rents and recoveries from tenants for those spaces removed from the Company’s pool of leasable space. Based on the sheer number of value-added redevelopments that will be in process in 2008, the revenue loss will create a short-term negative impact on net operating income and FFO. The majority of the projects are expected to stabilize by the end of 2009.

Five of the active redevelopments involve core operating properties and are expected to cost $19.1 million and upon completion generate an average return on new dollars invested of 11.6%. The other six projects are at joint venture properties. The Company’s capital commitment for these activities is expected to be $8.6 million and should generate a return to the Company of 16.0%.

The Company is also working on five additional redevelopments. These projects are in the final planning stages and will be added to the active project list as tenant commitments are secured.

The Company’s history of producing 12% average returns on value-added redevelopment projects demonstrates the strengths of its portfolio, a commitment to keeping its centers relevant to its trade areas and a willingness to improve even very successful shopping centers.

Development Projects

During the year the Company worked on expanding its development program. Four new projects are in various stages of development and pre-development encompassing over two million square feet with an estimated total project cost of $367.8 million. The projects are located in metropolitan markets at major highway interchanges. The projects are expected to be funded with approximately 75% construction financing and at least three of the four projects are planned to be developed off-balance sheet with partners providing approximately 80% of the equity requirements for the developments.

The largest of these projects involves the demolition and reconstruction of The Town Center at Aquia in Stafford County, Virginia. The new 725,000 square foot mixed-use development will include retail, office and entertainment elements. There are 152,000 people with an average household income of $91,200, within five miles of the property. It was necessary for the Company to terminate almost all of the tenancy from the pre-existing shopping center in order to facilitate the construction of the new project. The first phase of the development is nearing completion with the opening of a 100,000 square foot office/retail building, which is over 70% committed/leased. The entire project is expected to be completed and stabilized by the first quarter of 2011.

The other developments include the Shoppes of Lakeland II in Lakeland, Florida, Northpointe Town Center in Jackson, Michigan and Hartland Towne Square in Hartland, Michigan. Hartland Towne Square is currently being developed through a joint venture in which the Company has a 20% interest. The Company anticipates that it will form joint ventures for the development of both the Aquia and Lakeland projects.

Acquisition Joint Venture Activity

During the fourth quarter, the Company sold Mission Bay Plaza in Delray Beach, Florida to its $450 million joint venture with ING Clarion Partners. Also during the quarter, the Company acquired Market Plaza in Glen Ellyn, Illinois as well as the The Shops on Lane Avenue and Olentangy Plaza in Columbus, Ohio as part of its $450 million joint venture with an investor advised by Heitman LLC.

For the year, the Company acquired approximately $218.4 million in real estate assets from third parties for its various joint ventures. In addition, the Company sold five of its shopping centers to these partnerships generating approximately $74.7 million in proceeds, which was used to reduce debt and fund its co-investment obligations.

After an in-depth analysis of its business plans going forward, the Company plans to de-emphasize its acquisition program as a primary driver of growth. Acquisitions are planned to be more opportunistic in nature and the volume of these purchases are expected to be substantially less than in 2007. The Company estimates its capital needs to carry out its 2008 acquisition activities will be approximately $7 million.

The Company is currently negotiating the contribution of a number of stabilized, core portfolio assets with an approximate value of $260 million to a new joint venture. Proceeds from this transaction will be used to fund the Company’s 2008 and 2009 business plans as well as pay down debt.

Leasing Activity

Leasing and tenant demand at the Company’s operating properties and assets owned through joint ventures remained strong during the fourth quarter and throughout the year.

During the fourth quarter, 22 new non-anchor stores opened in 74,968 square feet, at an average base rent of $17.55 per square foot, an increase of 9.3% over portfolio average rents. In addition, 36 non-anchor leases were renewed impacting 100,752 square feet, at an average base rent of $17.54 per square foot, an increase of 10.7% over prior rental rates. Same center property operating income for the quarter increased 9.6%.

For the year, 91 new non-anchor stores opened in 283,589 square feet, at an average base rent of $19.22 per square foot, an increase of 19.8% over portfolio average rents. In addition, 129 non-anchor leases were renewed impacting 403,022 square feet, at an average base rent of $15.33 per square foot, an increase of 10.8% over prior rental rates. Same center property operating income for the year increased 5.7%.

At December 31, 2007, occupancy for the Company’s operating and joint venture portfolio, excluding redevelopments was approximately 94.6%. The Company expects 2008 occupancy, not including space taken off-line for redevelopment to be at least at this level or higher. In 2008, approximately 8.8% of existing leases are expiring with an average rent of $11.32.

Debt/Capital Plan

During the year, $110 million in permanent ten-year financing was secured for the River City Marketplace in Jacksonville, Florida at a fixed interest rate of 5.4%. The Company also issued $28.1 million of Junior Subordinated Notes maturing in January 2038 at a five-year fixed rate of 7.9%.

Total debt at year-end was approximately $690.8 million with an average interest rate of 6.2% and an average maturity of 64 months. Of that total, $503.3 million was fixed rate debt and $187.5 million was variable rate debt. As of December 31, 2007, debt to market capitalization was 60.2%, primarily the result of a decreased stock price and the redemption of the Series B preferred shares in November. Total capitalization approximated $1.1 billion.

The Company has four loans totaling $241.7 million maturing in 2008. The largest maturity is the Company’s $150 million revolving line of credit, which expires in December and can be extended for up to two years. The majority of the other mortgages are for properties that currently have loan to value ratios of approximately 60%.

The Company expects to fund its 2008 business plan by utilizing proceeds from asset sales/contributions, borrowing under its revolving credit facility, fee income generated through joint ventures and cash flow from existing centers.

Dividend

On January 2, 2008, the Company paid a fourth quarter common share dividend of $0.4625 per share for the period of October 1, 2007 through December 31, 2007, to shareholders of record on December 20, 2007. For the year, the Company paid a common share dividend of $1.85 compared to $1.79 paid in 2006.

FFO Guidance

Due to the strategic repositioning of its shopping center portfolio, the Company anticipates a temporary decline in diluted FFO per share from 2007 levels. Shopping center income will be reduced to complete a substantial number of value-added redevelopments that in the long-term will improve the credit quality of tenancies in-place, increase the overall value of the properties and generate improved cash flow. These projects have been highlighted above as well as in the Company’s supplemental financial package.

Thus, the Company is projecting 2008 annual diluted FFO per share to be between $2.47 and $2.53. In addition, the Company expects earnings per diluted common share to be between $0.69 and $0.75. A majority of the income for its redevelopments is projected to come back on-line in late 2008 and throughout 2009, therefore, the Company projects that diluted FFO per share will show substantial growth in subsequent years.

Conference Call

Ramco-Gershenson will host a live broadcast of its fourth quarter/year-end conference call on Thursday, February 21, 2008, at 10:00 a.m. eastern time, to discuss its fourth quarter/year-end financial results and 2008 FFO Guidance. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 270539), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our web page.

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.0 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois.

For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
REVENUES:
Minimum rents	$24,325	$25,381	$97,195	$100,494
Percentage rents	151	312	676	922
Recoveries from tenants	11,100	11,245	44,021	42,165
Fees and management income	1,669	1,603	6,831	5,676
Other income	907	900	4,532	3,992
Total revenues	38,152	39,441	153,255	153,249
EXPENSES:
Real estate taxes	4,765	6,110	20,069	20,903
Recoverable operating expenses	6,453	6,141	24,678	23,377
Depreciation and amortization	12,376	8,617	36,976	32,675
Other operating	1,742	835	3,786	3,717
General and administrative	3,341	2,276	14,291	13,000
Interest expense	10,960	12,083	42,609	45,409
Total expenses	39,637	36,062	142,409	139,081
Income (loss) from continuing operations before gain on sale of real estate assets, minority interest and earnings from unconsolidated entities	(1,485)	3,379	10,846	14,168
Gain on sale of real estate assets	1,374	20,451	32,643	23,388
Minority interest	(98)	(3,692)	(7,310)	(6,241)
Earnings from unconsolidated entities	690	646	2,496	3,002
Income from continuing operations	481	20,784	38,675	34,317
Discontinued operations, net of minority interest:
Gain (loss) on sale of real estate assets	-	(12)	-	914
Income (loss) from operations	-	(9)	-	393
Income (loss) from discontinued operations	-	(21)	-	1,307
Net income	481	20,763	38,675	35,624
Preferred stock dividends	(283)	(1,664)	(3,146)	(6,655)
Loss on redemption of preferred shares	(1,234)	-	(1,269)	-
Net income (loss) available to common shareholders	$(1,036)	$19,099	$34,260	$28,969

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.06)	$1.15	$1.92	$1.66
Income from discontinued operations	-	-	-	0.08
Net income (loss)	$(0.06)	$1.15	$1.92	$1.74

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.06)	$1.09	$1.91	$1.65
Income from discontinued operations	-	-	-	0.08
Net income (loss)	$(0.06)	$1.09	$1.91	$1.73

Basic weighted average common shares outstanding	18,470	16,575	17,851	16,667
Diluted weighted average common shares outstanding	18,470	18,542	18,529	16,718

RAMCO-GERSHENSON PROPERTIES TRUST CALCULATION OF FUNDS FROM OPERATIONS (1) (In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net Income	$481	$20,763	$38,675	$35,624
Add:
Depreciation and amortization expense	13,479	9,230	40,924	35,068
Minority interest in partnership:
Continuing operations	98	3,692	7,310	6,241
Discontinued operations	-	-	-	69
Less:
Gain on sale of real estate (2)	(72)	(19,084)	(29,869)	(19,109)
Discontinued operations, gain (loss) on sale of real estate, net of minority interest	-	12	-	(914)
Funds from operations	13,986	14,613	57,040	56,979
Less:
Series B Preferred Stock dividends	(283)	(594)	(2,065)	(2,375)
Funds from operations available to common shareholders	$13,703	$14,019	$54,975	$54,604

Weighted average equivalent shares outstanding, diluted	21,408	21,469	21,449	21,536

Funds from operations available to common shareholders per diluted share	$0.64	$0.65	$2.56	$2.54

(1)  Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT.  Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.  FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs.  However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2) Excludes gain on sale of undepreciated land of $2,774 in 2007 and $4,279 in 2006.

RAMCO-GERSHENSON PROPERTIES TRUST CONSOLIDATED BALANCE SHEETS (In thousands, except per share amounts)

	December 31,
	2007	2006
Assets
Investment in real estate, net	$876,410	$897,975
Cash and cash equivalents	14,977	11,550
Restricted cash	5,777	7,772
Accounts receivable, net	35,787	33,692
Equity investments in and advances to unconsolidated entities	117,987	75,824
Other assets, net	37,561	38,057
Total Assets	$1,088,499	$1,064,870

Liabilities and Shareholders' Equity
Mortgages and notes payable	$690,801	$676,225
Accounts payable and accrued expenses	57,614	26,424
Distributions payable	9,884	10,391
Capital lease obligation	7,443	7,682

Total Liabilities	765,742	720,722
Minority Interest	41,353	39,565

Shareholders' Equity
Preferred Shares of Beneficial Interest, par value $0.01, 10,000 shares authorized:
9.5% Series B Cumulative Redeemable Preferred Shares; 1,000 issued and outstanding, liquidation value of $25,000, as of December 31, 2006	-	23,804
7.95% Series C Cumulative Convertible Preferred Shares; 1,889 issued and 1,888 outstanding as of as of December 31, 2006	-	51,714
Common Shares of Beneficial Interest, par value $0.01, 45,000 shares authorized; 18,470 and 16,580 issued and outstanding as of December 31, 2007 and 2006, respectively
	185	166
Additional paid-in capital	388,164	335,738
Accumulated other comprehensive income (loss)	(845)	247
Cumulative distributions in excess of net income	(106,100)	(107,086)
Total Shareholders’ Equity	281,404	304,583
Total Liabilities and Shareholders’ Equity	$1,088,499	$1,064,870

CONTACT:
Ramco-Gershenson Properties Trust
Dennis Gershenson, President & CEO
or Richard Smith, CFO, 248-350-9900
Fax: 248-350-9925